Investor Relations Contact: Stephen P. Golden Vice President, Investor Relations sgolden@ironmountain.com (617) 535-4766

FOR IMMEDIATE RELEASE

Iron Mountain Reports Second Quarter 2009 Financial Results

•	Company delivers strong 10% OIBDA growth; results supported by solid core revenue internal growth, gross margin gains and overhead cost controls
•	Year-over-year strengthening of the U.S. dollar reduces reported revenues and OIBDA growth by 7%, as expected
•	Strong cash flows increase liquidity; consolidated leverage ratio maintained at 3.6 times net debt to EBITDA
•	Earnings are $0.43 per diluted share for the quarter including $0.18 per share of Other Income and the related tax benefit resulting from the weakening of the U.S. dollar since March 31, 2009
•	Company refines 2009 guidance to reflect current trends and projected impacts from recent changes in foreign currency exchange rates

BOSTON – July 30, 2009 – Iron Mountain Incorporated (NYSE: IRM), the global leader in information management services, today reported its financial results for the second quarter ended June 30, 2009, announcing strong reported operating income and operating income before depreciation and amortization (OIBDA) growth of 11% and 10%, respectively, compared to the second quarter of 2008. Excluding impacts from asset gains and losses, operating income and OIBDA grew 13% and 11%, respectively, compared to the prior year period. These results were supported by solid core revenue internal growth of 6%, which more than offset forecasted weakness in complementary service internal revenue growth. As expected, the significant year-over-year weakening of major foreign currencies against the U.S. dollar led by the British pound, the Euro and the Canadian dollar reduced the Company’s reported revenue and OIBDA by 7% compared to the second quarter of 2008.  Driven by increased cash flows from operations and modest capital expenditures, the Company ended the quarter with greater liquidity comprised of cash and availability under its revolving credit facility of more than $880 million.

“Iron Mountain’s business remains healthy and on track towards strong full year performance,” said Bob Brennan, President and CEO.  “We continue to post solid results with performance trends similar to those we saw in the first quarter.  While economic factors are constraining top line growth, we continue to drive strong OIBDA growth due to our disciplined management approach and focus on execution, particularly in our North American Physical segment. ”

Iron Mountain reported total internal revenue growth of 4% in the second quarter compared to the prior year period supported by core revenue internal growth of 6%.  Solid storage revenue internal growth in the North American Physical and International Physical business segments partially offset pressures resulting from the severity of the recession on digital revenues and activity-based revenues such as secure shredding.  As expected, complementary service revenues decreased year-over-year, due primarily to the completion of a large special project in Europe, lower recycled paper prices and softness in the more discretionary revenues such as project revenues and fulfillment services. OIBDA of $217 million for the quarter was supported by higher gross profit margins and

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Iron Mountain Reports Second Quarter 2009 Financial Results / Page 2

continued focus on overhead cost controls.  Included in OIBDA for the second quarter is a benefit of $5 million resulting from certain vehicle leases being classified as capital leases in 2009.  These leases previously met the requirements to be considered operating leases. This benefit was included in the guidance originally issued by the Company on February 26, 2009.  See the appendices at the end of this press release for Selected Financial Data, a discussion of non-GAAP measures and additional information regarding the Company’s results.

Net income attributable to Iron Mountain Incorporated (see Appendix A below) for the quarter was $88 million, or $0.43 per diluted share, driven by higher operating income and reduced interest expense.  Earnings were further enhanced by the strengthening of the Euro, Brazilian real and British pound versus the U.S. dollar during the quarter, which resulted in $17 million of other income, net as the Company marked its foreign currency forward contracts and non-U.S. dollar denominated third party and intercompany debt to market.  This net gain includes both foreign currency gains and losses, which are incurred in different tax jurisdictions.  As a result, the Company recorded a $19 million tax benefit.  For the quarter, these gains increased earnings by $0.18 per diluted share.

Key Financial Highlights – Q2 2009

Internal revenue growth for the second quarter was 4% as expected and core revenue internal growth, while solid at 6%, was constrained on the margin by economic pressures.  The overall internal growth rate was impacted by the continued softness in complementary service revenues as discussed above. The significant year-over-year weakening of major foreign currencies including the British pound, the Canadian dollar and the Euro reduced the revenue growth rate by 7% compared to the second quarter of 2008.  As a result, Iron Mountain reported total consolidated revenues of $746 million for the quarter compared to $769 million for the prior year period.

The Company reported gross profits of $433 million with its gross profit margin improving from 54.9% in the second quarter of 2008 to 58.1% in the second quarter of 2009.  Gross margins were supported by improved storage gross margin and productivity gains in North America as continued progress on transportation and record center optimization initiatives drove higher service gross margins.  Gross margins also benefited from the sale of the low margin data product sales business in June 2008 and from the recharacterization of certain vehicle leases as described above.

OIBDA for the quarter was $217 million.  OIBDA (excluding asset gains and losses) grew 11% compared to the second quarter of 2008 including 3% growth from the above referenced recharacterization of certain vehicle leases.  Excluding the impacts of the foreign currency exchange rate changes and the lease recharacterization, second quarter OIBDA (excluding asset gains and losses) grew approximately 14% compared to the prior year period. Selling, general and administrative costs decreased 4% in the quarter on a reported basis.  Excluding the impacts of the foreign currency exchange rate changes, these overhead costs increased 2%, below the rate of internal revenue growth reflecting disciplined cost management.

Operating income for the second quarter of 2009 was $138 million, up 11% compared to the same period in 2008.  Excluding the impact of asset gains and losses, second quarter operating income increased 13% compared to the prior year period reflecting the flow through of OIBDA gains.  Net income attributable to Iron Mountain for the quarter was $88 million, or $0.43 per diluted share, including pre-tax other income of $18 million, driven primarily by foreign currency rate fluctuations.

The Company’s effective tax rate before the impact of foreign currency rate changes and other discrete items for the quarter was approximately 41%. The net tax impact of the foreign currency rate fluctuations described above reduced the effective tax rate by 26% and other discrete items reduced the effective tax rate for the quarter by an additional 1%.

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Iron Mountain Reports Second Quarter 2009 Financial Results / Page 3

Capital expenditures incurred in the first six months of 2009 totaled $107 million, or 7.3% of revenues, excluding $9 million for the purchase of real estate.  The Company maintained tight control over capital spending and continued to improve its capital efficiency.  The Company has reiterated its 2009 capital spending outlook for total capital expenditures to be approximately $380 million for the year.

The Company’s Free Cash Flow before Acquisitions and Discretionary Investments (FCF) for the six months ended June 30, 2009 was $121 million.  Higher cash flows from operating activities compared to the comparable prior year period and controlled capital expenditures drove this improvement.  As a result of the increase in FCF and low level of acquisition spending in the quarter, the Company further improved its liquidity position.  As of June 30, 2009, the Company had more than $880 million of liquidity including cash of $316 million and availability under its revolving credit facility of $565 million.  The Company’s consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) was 3.6 times at June 30, 2009, well below the covenant limitation of 5.5 times included in its senior credit facility.  The decrease since the end of 2007 illustrates the Company’s ability to naturally reduce its consolidated leverage ratio in the absence of significant acquisition activity.

Acquisitions

The Company has not completed any acquisitions in 2009.  Iron Mountain’s acquisition strategy focuses on acquiring attractive businesses that provide a strong platform for future growth by expanding the Company’s geographic footprint and service offerings while enhancing its existing operations.

Financial Performance Outlook

For 2009, the Company continues to target solid underlying operating performance supported by solid core revenue growth and sustained progress in the North American Physical business segment through an ongoing focus on execution.  Based on internal growth trends in the first half of 2009, the Company is adjusting its full year outlook to reflect expectations for 3% to 5% internal revenue growth.  The Company’s full year revenue guidance remains in a similar range, as these impacts were offset by favorable changes in estimated foreign exchange rates. The Company is increasing the low end of its 2009 OIBDA guidance range primarily to reflect foreign currency rate changes and now expects OIBDA (excluding asset gains and losses) in the range of $830 million to $860 million.  The significant year-over-year strengthening of the U.S. dollar against the major currencies is expected to lower results reported in U.S. dollars by approximately 5% in 2009. The Company’s guidance for the third quarter of 2009 set forth below includes a reduction of about 5% in both revenue growth and OIBDA (excluding asset gains and losses) growth driven by the strengthening U.S. dollar.  In 2008, primarily due to a softening vehicle resale market, certain vehicle leases that previously met the requirements to be considered operating leases are now classified as capital leases.  As a result of the recharacterization of these leases, 2009 rent expense is expected to decrease by approximately $20 million with an offsetting increase to depreciation expense and interest expense.  We expect this change to provide a 3% benefit to the company’s full year OIBDA (excluding asset gains and losses) growth rate. This guidance is based on current expectations and does not include the potential impact of any future acquisitions (dollars in millions):

	Quarter Ending September 30, 2009		Full Year Ending December 31, 2009		% Growth vs. 2008
	Low	High	Low	High	FX Neutral	As Reported
Revenues	$760	$780	$2,980	$3,040	3% - 5%	(3)% - 0%
Operating Income	134	144	510	540
Depreciation & Amortization	~81		~320
OIBDA (excluding asset gains and losses)	215	225	830	860	10% - 14%	5% - 9%
Capital Expenditures			~380

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Iron Mountain Reports Second Quarter 2009 Financial Results / Page 4

Iron Mountain’s conference call to discuss its second quarter 2009 financial results and third quarter and full year 2009 outlook will be held today at 8:30 a.m. Eastern Time.  In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release.  A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing.  The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE:IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 120,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. For more information, visit the Company's Web site at www.ironmountain.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act.  Forward-looking statements include our 2009 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, investments, objectives, plans and current expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the cost to comply with current and future legislation, regulations and customer demands relating to privacy issues; (ii) the impact of litigation that may arise in connection with incidents in which we fail to protect the Company’s customers’ information; (iii) changes in the price for the Company’s services relative to the cost of providing such services; (iv) changes in customer preferences and demand for the Company’s services; (v) in the various digital businesses in which the Company is engaged, the cost of capital and technical requirements, demand for the Company’s services or competition for customers; (vi) the Company’s ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (vii) the cost or potential liabilities associated with real estate necessary for the Company’s business; (viii) the performance of business partners upon whom the Company depends for technical assistance or management and acquisition expertise outside the United States;  (ix) changes in the political and economic environments in the countries in which the Company’s international subsidiaries operate; (x) claims that the Company’s technology violates the intellectual property rights of a third party; (xi) other trends in competitive or economic conditions affecting Iron Mountain’s financial condition or results of operations not presently contemplated; and (xii) other risks described more fully in the Company’s Current Report on Form 8-K under “Item 1A. Risk Factors” filed on May 8, 2009. Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Iron Mountain Reports Second Quarter 2009 Financial Results / Page 5

APPENDIX A

Selected Financial Data:

(dollars in millions, except per share data)	Q2/2008	Q2/2009	Inc (Dec)	YTD/2008	YTD/2009	Inc (Dec)
Revenues	$769	$746	(3)%	$1,518	$1,469	(3)%

Gross Profit (excluding D&A)	$422	$433	3%	$824	$840	2%
Gross Margin %	54.9%	58.1%		54.2%	57.1%

OIBDA (excluding asset gains and losses)	$196	$217	11%	$375	$413	10%
OIBDA	$197	$217	10%	$373	$414	11%
OIBDA Margin %	25.6%	29.1%		24.5%	28.2%

Operating Income	$124	$138	11%	$230	$259	13%
Interest Expense, net	$60	$55	(8)%	$120	$111	(8)%

Provision for income taxes	$25	$14	(45)%	$43	$45	5%
Effective tax rate	41.0%	13.6%		38.2%	28.4%

Net Income Attributable to Iron Mountain	$36	$88	144%	$69	$116	68%
EPS – Diluted	$0.18	$0.43		$0.34	$0.57

Major Component of Other Income (Expense), net:

Foreign Currency Exchange Gains (Losses)	$(3)	$17		$3	$10

	Q2/2009	YTD/2009
Components of Revenue Growth:

Storage internal growth rate	6%	7%
Core service internal growth rate	5%	6%
Core revenue internal growth rate	6%	7%
Complementary service internal growth rate	(6)%	(11)%
Total internal growth rate	4%	4%
Impact of acquisitions	—%	1%
Impact of foreign currency fluctuations	(7)%	(7)%
Total revenue growth	(3)%	(3)%
NOTE:  Columns may not foot due to rounding.

The Company’s internal growth rates represent the weighted average, year-over-year growth rates of revenues excluding the effects of foreign currency rate fluctuations and acquisitions.

The Company’s core revenues are comprised of storage revenues plus core service revenues.  Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring project revenues and maintenance fees associated with software license sales.

Included in the Company’s complementary revenues are revenues associated with ancillary services, such as special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes and software licenses.

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Iron Mountain Reports Second Quarter 2009 Financial Results / Page 6

New Presentation of Net Income and Minority Interest (millions):
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Income Before Provision for Income Taxes	$61	$101	$113	$160
Provision for Income Taxes	25	14	43	45
Net Income	36	88	70	114
Net Income (Loss) Attributable to Noncontrolling Interests	—	—	—	(2)
Net Income Attributable to Iron Mountain	$36	$88	$69	$116
NOTE:  Columns may not foot due to rounding.

Effective January 1, 2009, Iron Mountain adopted SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB 51” (SFAS 160).  Among other things, SFAS 160 requires a change in the way minority interest and net income are presented on the face of the statement of operations.  The table above shows the required presentation for the three and six month periods ended June 30, 2008 and 2009.  Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 for additional information related to SFAS 160.

APPENDIX B

Operating Income Before Depreciation and Amortization

Iron Mountain uses Operating Income Before Depreciation and Amortization (“OIBDA”) as an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business.  The Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets.  The Company believes OIBDA and OIBDA Margin provide current and potential investors with relevant and useful information regarding its ability to generate cash flow to support business investment and its ability to grow revenues faster than operating expenses.  OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).

Following is a reconciliation of OIBDA to operating income and net income attributable to Iron Mountain Incorporated (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009

OIBDA (excluding asset gains and losses)	$196	$217	$375	$413
Less: Asset (Gains) Losses, net	(1)	1	3	(1)
OIBDA	$197	$217	$373	$414
Less: Depreciation and Amortization	73	79	142	155
Operating Income	$124	$138	$230	$259
Less: Interest Expense, net	60	55	120	111
Other (Income) Expense, net	4	(18)	(3)	(11)
Provision for Income Taxes	25	14	43	45
Net Income	36	88	70	114
Less: Noncontrolling Interests	—	—	—	(2)
Net Income Attributable to Iron Mountain Incorporated	$36	$88	$69	$116

NOTE:  Columns may not foot due to rounding.

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Iron Mountain Reports Second Quarter 2009 Financial Results / Page 7

Constant Currency Growth Rates

	Three Months Ended June 30, 2009		Six Months Ended June 30, 2009
	As Reported	Constant Currency	As Reported	Constant Currency

Revenues	(3)%	4%	(3)%	4%
OIBDA (excluding asset gains and losses)	11%	18%	10%	18%
OIBDA	10%	17%	11%	19%
Depreciation and Amortization	8%	15%	9%	16%
Operating Income	11%	18%	13%	20%

Iron Mountain conducts business in 39 countries on five continents.  As such, a considerable amount of its revenues and expenses are denominated in foreign currencies.  In 2008, the U.S. dollar strengthened significantly against most major foreign currencies.  As such, the Company’s international results were reduced when translated into U.S. dollars.  The table above shows the growth rates of certain operating statement line items on an as reported basis as well as on a constant currency basis.  The constant currency growth rates are calculated by translating the 2008 results at the 2009 average exchange rates.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs.  Our management uses this measure when evaluating the operating performance and profitability of our consolidated business.  FCF is a useful measure in determining our ability to generate cash flows in excess of our capital expenditures (both growth and maintenance) and our customer acquisition costs.  As such, we believe this measure provides relevant and useful information to our current and potential investors.  FCF should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as cash flows from operating activities (as determined in accordance with GAAP).

Following is a reconciliation of Free Cash Flows before Acquisitions and Discretionary Investments to Cash Flows from Operating Activities (in millions):

	Six Months Ended June 30,
	2008	2009

Free Cash Flows Before Acquisitions and Discretionary Investments	$20	$121
Add: Capital Expenditures (excluding real estate), net	163	123
Additions to Customer Acquisition Costs	7	4
Cash Flows From Operating Activities	$190	$248

NOTE:  Columns may not foot due to rounding.

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Iron Mountain Reports Second Quarter 2009 Financial Results / Page 8

Iron Mountain Incorporated
Condensed Consolidated Statements of Operations
(Amounts in Thousands except Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Revenues:
Storage	$416,195	$415,810	$820,512	$825,667
Service	352,662	330,218	697,729	643,707

Total Revenues	768,857	746,028	1,518,241	1,469,374

Operating Expenses:
Cost of Sales (Excluding Depreciation and Amortization)	346,971	312,698	694,722	629,678
Selling, General and Administrative	225,932	215,854	448,160	426,247
Depreciation and Amortization	72,907	78,680	142,437	154,960
(Gain) Loss on Disposal / Writedown of Property, Plant and Equipment, Net	(839)	742	2,706	(762)

Total Operating Expenses	644,971	607,974	1,288,025	1,210,123

Operating Income	123,886	138,054	230,216	259,251

Interest Expense, Net	59,757	55,175	119,776	110,696
Other Expense (Income), Net	3,532	(18,394)	(2,503)	(11,239)

Income Before Provision for Income Taxes	60,597	101,273	112,943	159,794

Provision for Income Taxes	24,859	13,761	43,131	45,338
Net Income	35,738	87,512	69,812	114,456

Less: Net (Loss) Income Attributable to the Noncontrolling Interests	(148)	(126)	444	(1,981)

Net Income Attributable to Iron Mountain Incorporated	$35,886	$87,638	$69,368	$116,437

Earnings Per Share – Basic and Diluted:
Net Income Attributable to Iron Mountain Incorporated Per Share – Basic	$0.18	$0.43	$0.35	$0.58
Net Income Attributable to Iron Mountain Incorporated Per Share – Diluted	$0.18	$0.43	$0.34	$0.57

Weighted Average Common Shares Outstanding – Basic	200,855	202,502	200,863	202,284
Weighted Average Common Shares Outstanding – Diluted	203,038	204,199	203,229	203,755

Operating Income before Depreciation and Amortization	$196,793	$216,734	$372,653	$414,211

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Iron Mountain Reports Second Quarter 2009 Financial Results / Page 9

Iron Mountain Incorporated
Condensed Consolidated Balance Sheets
(Amounts in Thousands)
(Unaudited)

	December 31, 2008	June 30, 2009
ASSETS

Current Assets:
Cash and Cash Equivalents	$278,370	$316,056
Accounts Receivable (less allowances of $19,562 and $22,718, respectively)	552,830	589,156
Other Current Assets	145,192	207,401
Total Current Assets	976,392	1,112,613

Property, Plant and Equipment:
Property, Plant and Equipment at Cost	3,750,515	3,871,496
Less: Accumulated Depreciation	(1,363,761)	(1,484,180)
Property, Plant and Equipment, net	2,386,754	2,387,316

Other Assets:
Goodwill, net	2,452,304	2,449,457
Other Non-current Assets, net	541,404	523,113
Total Other Assets	2,993,708	2,972,570

Total Assets	$6,356,854	$6,472,499

LIABILITIES AND EQUITY

Current Liabilities:
Current Portion of Long-term Debt	$35,751	$30,583
Other Current Liabilities	693,846	646,188
Total Current Liabilities	729,597	676,771

Long-term Debt, Net of Current Portion	3,207,464	3,208,384
Other Long-term Liabilities	613,465	635,778

Total Iron Mountain Incorporated Stockholders’ equity	1,802,780	1,948,735

Noncontrolling interests	3,548	2,831

total Equity	1,806,328	1,951,566

Total Liabilities and Equity	$6,356,854	$6,472,499

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